Exhibit 99.3

ECOLAB FIRST QUARTER 2020

1Q 2020 Overview

◢Sales:

▪

Reported sales +2%; fixed currency sales +3% with acquisition adjusted fixed currency sales +2%. Good growth in the Global Institutional and Global Healthcare and Life Sciences segments more than offset a 3% decline in Upstream Energy.

◢Operating Income:

▪	Reported operating margin +60 bps; adjusted fixed currency operating margin +110 basis points.
▪	Reported operating income +8%; adjusted fixed currency operating income +12%.
▪	Growth was led by pricing, improved volume growth and cost saving initiatives, which more than offset investments in the business and other selling related expenses during the quarter.

◢Earnings:

▪	Reported diluted EPS $0.97, -4%.
▪	Adjusted diluted EPS $1.13, +10% as strong operating income growth was partly offset by lower Other income.

◢Outlook:

▪

As more fully discussed in our first quarter earnings release and supplemental discussion, we believe certain businesses of Ecolab will benefit as cleaning and sanitizing accelerates, others will be relatively unaffected, and some businesses will be harmed by the pandemic’s impact.  We expect the pandemic will have an overall unfavorable impact on Ecolab results in 2020, with a significant unfavorable impact on second quarter results, and perhaps others.

▪

As earlier communicated, the uncertain outlook regarding the full extent of the pandemic’s impact on the global economy and its longevity do not provide an adequate basis for us to provide either quarterly or annual earnings forecasts, so our forward earnings guidance remains suspended.

SUMMARY

First quarter adjusted earnings per share grew 10%, reaching the upper end of our forecast range.  Results reflect good underlying sales growth, pricing and cost controls which yielded the first quarter’s adjusted diluted earnings per share increase.  COVID-19 netted to a modestly negative impact on sales but a minor benefit to earnings from cost controls.

Ecolab’s leading capabilities in food safety, clean water and healthy environments have positioned us well as an effective partner in this world crisis, and we have responded aggressively to the effects of the pandemic on our company and our customers.  As more fully outlined in our March 25th COVID-19 update webcast, and included in the slides associated with this earnings release, we have taken a broad range of actions to protect our people and further bolstered our already strong financial position and cash flows.  At the same time, we are working aggressively to safely assist our customers through this difficult time, providing the important product, service and consulting support they need to keep their operations safe and functional for the present and have them well-prepared for when they reopen.  We are also preparing our growth plans to aggressively drive new business gains as the recovery develops.

As earlier communicated, the uncertain outlook regarding the full extent of the pandemic’s impact on the global economy and its longevity do not provide an adequate basis for us to provide either quarterly or annual earnings forecasts, so our forward earnings guidance remains suspended.

While we expect 2020 Healthcare & Life Sciences segment sales to improve over the prior year, we expect modest pressure on our Industrial segment businesses and more significant pressure on sales of our Institutional and Other segments, with the pandemics impact on restaurant, hospitality and entertainment to result in a significant decline for the Institutional division within the Institutional segment and Pest Elimination for the year, and more significantly in the second quarter. We expect our second quarter will see the most significant impact from COVID-19 effects, and we expect a gradual improvement from those levels in the second half as the markets begin to recover and their demand for cleaning and sanitizing remains above normal.

The year 2020 represents an anomalous period of unprecedented proportions.  As the world navigates the challenges associated with COVID-19, our food safety, water management and infection protection positioning has become even more relevant. Further, we believe that our long-term growth opportunity is robust, driven by our leading global market positions; our focus on providing our strong customer base with improved results while lowering their water, energy and other operating costs; and our huge remaining market opportunity. Our financial position is strong as well, with ample liquidity and resilient free cash flow. We believe looking beyond the near-term uncertainty and focusing on these sustainable long-term business drivers will yield superior long-term performance for Ecolab and our investors.

HIGHLIGHTS

•	First quarter reported diluted earnings per share were $0.97.
•

On an adjusted basis, excluding special gains and charges and discrete tax items from both years, first quarter 2020 adjusted diluted earnings per share increased 10% to $1.13. This compared with adjusted diluted earnings per share of $1.03 a year ago. Currency translation was an unfavorable $0.01 per share.

•

Reported consolidated sales rose 2%.  Acquisition adjusted fixed currency sales also increased 2%.  The Institutional and Healthcare & Life Sciences segments showed good sales growth which more than offset a 3% decline in Upstream Energy.  Excluding the Upstream Energy segment, Ecolab’s acquisition adjusted fixed currency sales increased 3%.

•

Reported operating income rose 8% and reported operating income margins increased 60 basis points.  Adjusted fixed currency operating income continued its strong improvement, rising 12% with margins expanding 110 basis points. Pricing, improved volume growth and cost saving initiatives more than offset investments in the business and other selling related expenses during the quarter.

•

Our plan to separate the ChampionX business through a Reverse Morris Trust transaction with Apergy Corporation remains on course and is expected to be completed by the end of the second quarter 2020.  We believe that as the energy industry navigates a very challenging operating environment, the combined company will be a survivor and a long-term winner that will successfully manage through this cycle, with improved cash generation, low capital intensity and large base of consumable revenues, and represent an attractive equity in the energy market.

•

We continue to work aggressively to best support our people and our customers through this pandemic.  We have dramatically increased production of our hand and surface hygiene products; reached out to our customers to provide ongoing product, service and consultation support; and continue to work with them through the developing events to solve problems as they occur. We are also leveraging our increased digital investments and capabilities in this environment to help remotely serve our customers.  We know this is a critical time for our customers and this is our opportunity to demonstrate our commitment to them, the breadth of solutions we offer, and our service quality and reliability.  Further, we are planning for the recovery and how to support our customers as they reopen, as well as how we will drive new business growth across all of our markets in that recovery.

•

In summary, we continue to take aggressive actions to manage through this pandemic, protecting our people, safely serving our customers and taking the right actions to balance required short term actions while maintaining the right planning and investments to assure our long-term leadership and growth.

SALES DISCUSSION

Consolidated sales	% Change
Volume & mix	1%
Pricing	2%
Subtotal	2%
Acq./Div.	1%
Fixed currency growth	3%
Currency impact	-1%
Total	2%
Amounts above do not sum due to rounding.

Ecolab’s first quarter reported sales increased 2% when compared to the year ago period.  Fixed currency sales rose 3% and acquisition adjusted fixed currency sales increased 2%.  Looking at the growth components, consolidated volume and mix rose 1%, pricing increased 2%, acquisitions added 1% and currency was a negative 1% to sales growth.

NEW SEGMENT DISCLOSURE

Effective in the first quarter of 2020, Ecolab modified its segment reporting.  These changes are reflected in this release and the new segment components are noted within each of the following segment discussions.  Please see our Form 8-K filed April 20, 2020 for further details, including 2018 and 2019 sales and operating income shown in the new segment format and translated at 2020 fixed currency exchange rates established at the beginning of 2020.

GLOBAL INDUSTRIAL SEGMENT

	Fixed Rate	Acq./Div. Adj.
Global Industrial	% Change	% Change
Water	1%	1%
Food & Beverage	6%	6%
Downstream	4%	4%
Paper	3%	3%
Total Global Industrial	3%	3%

WATER

Water sales increased 1% in the first quarter.  The slower growth versus the fourth quarter and last year’s mid-single digit growth primarily reflects softer demand in mining, chemicals and primary metals, as well as COVID-19 headwinds in China.

We are working closely with our customers to assure we meet their critical needs and we are also benefiting from the use of our digital tools in the industrial place, such as remote monitoring that allows us to service customers even if we are not allowed on site in the current environment. Our water programs usually keep operating even if a customer is idle, such as air conditioning in a hotel. In addition, many of our end-markets are essential in the current environment, including power, food & beverage, data centers, pharmaceutical and certain manufacturing plants, while other end markets, like automotive and lodging, are unfavorably impacted. Water treatment remains a core need for the operation and maintenance of these and other customer facilities which provides a base level of product even with reduced customer production volumes. Net, we expect Water business trends to soften further in the second quarter, partially offset by new business and innovation, but we look for a better second half to yield 2020 water sales similar to modestly lower to last year.

FOOD & BEVERAGE

First quarter fixed currency Food & Beverage sales rose 6% led by corporate account wins, share gains and pricing.  Globally, we saw strong growth in our dairy, food and beverage and brewing businesses, and moderate softness in protein. Fixed currency sales grew across all regions.

The very fundamental and essential nature of the Food & Beverage customers’ business, along with the increased cleaning and sanitizing practices within their plants, should enable the Food & Beverage business to perform well and show strong growth in 2020.

DOWNSTREAM

First quarter sales grew 4% as sales benefited from steady water treatment volumes and higher additive sales.

Downstream sales are expected to moderately decline for the full year 2020 compared to last year reflecting the impact of reduced transportation fuel consumption.

PAPER

First quarter sales grew 3% by new business generation and good trends in packaging, tissue and towels.

The gains from packaging, tissue and towels should continue to offset soft graphic paper trends and likely yield similar 2020 sales to last year.

GLOBAL INSTITUTIONAL SEGMENT

	Fixed Rate	Acq./Div. Adj.
Global Institutional	% Change	% Change
Institutional	1%	0%
Specialty	20%	14%
Total Global Institutional	5%	4%

INSTITUTIONAL

Fixed currency sales for the Institutional business were flat in the first quarter.  While hand and surface hygiene sales were strong, mandated reductions for in-unit dining and travel increasingly and significantly impacted foot traffic at full-service restaurants, hotels and other entertainment facilities through the quarter.   Looking at Institutional’s regional fixed currency sales, Latin America showed strong growth, Asia Pacific sales rose modestly, and North America and Europe sales were flat.

We are working aggressively to safely support our customers and sales and service people through this uncertain environment, as well as manage effectively to assure our that our long-term value drivers remain robust. We are assisting in the repurposing of facilities to be used as temporary medical support centers; staying in contact with customers to address their issues and concerns; working on action plans to prepare for the recovery and its resulting facility reopenings, as well as our plans to drive new customer acquisition and better customer solution penetration; and many other actions. However, the pandemic’s unprecedented and substantial effects on foot traffic for restaurants, lodging and entertainment facilities, which deepened through the first quarter, will have a substantial unfavorable impact on at least the second quarter, and also unfavorable impact full year results for Institutional.

SPECIALTY

First quarter Specialty acquisition-adjusted fixed currency sales grew 14%.  We continued to deliver strong growth in our global quickservice business as we benefited from recent new business wins as well as operators’ expanded hygiene protocols in response to COVID-19, our industry-leading product breadth and service strengths that advantage us as challenged customers seek more effective solutions, and the quickservice industry’s share gains resulting from restricted dining options and increased food delivery in the current environment. The food retail business also enjoyed a strong quarter, with growth reflecting increased grocery store volumes and sanitizing protocols in response to the pandemic, continued new customer additions, and new product and program introductions.

We expect sales growth to remain very attractive in 2020 as the Specialty business benefits from increased COVID-19 related cleaning and sanitation demand as well as our strong industry position, broad range of advanced products and on-site service expertise.

GLOBAL HEALTHCARE AND LIFE SCIENCES

	Fixed Rate	Acq./Div. Adj.
Global Healthcare and Life Sciences	% Change	% Change
Healthcare	6%	2%
Life Sciences	23%	16%
Total Global Healthcare and Life Sciences	8%	4%

HEALTHCARE

Acquisition adjusted Healthcare sales grew 2% as underlying growth and COVID-19 related hand and surface disinfection sales more than offset the unfavorable effects of the fourth quarter’s product recall in Europe.

Hand and surface cleaning and sanitizing product sales to healthcare facilities have risen in response to the pandemic.  We believe this increase will more than offset the impact from reduced elective surgical procedures and yield strong sales gains for the global Healthcare business in 2020.

LIFE SCIENCES

Life Sciences first quarter fixed currency sales increased 23%.  Acquisition adjusted fixed currency sales grew 16%, driven by business wins and pricing in our cleaning and disinfection programs for both the pharmaceutical and personal care markets, and led by strong growth for these in Europe.

Ensuring pharmaceutical and personal care customers are able to safely, efficiently and effectively produce during these turbulent times is more important than ever, and our teams continue to partner with and support our customers critical needs.  We continue to expect another year of sales growth in 2020 driven by strong volume gains, new product and service solutions and our expanded sales and service team.

UPSTREAM ENERGY SEGMENT

	Fixed Rate	Acq./Div. Adj.
Upstream Energy	% Change	% Change
Upstream	-3%	-3%

First quarter fixed currency Upstream Energy segment sales decreased 3%. A significant decline in the well stimulation business was partially offset by good growth in production sales.

Upstream Energy sales are expected to decline throughout the year versus prior year periods driven by challenging market conditions and reductions in customer spending.

OTHER SEGMENT

	Fixed Rate	Acq./Div. Adj.
Other	% Change	% Change
Pest Elimination	2%	2%
Textile Care	-1%	-1%
Colloidal Technologies	-1%	-1%
Total Other	1%	1%

PEST ELIMINATION

Fixed currency Pest Elimination sales increased 2% in the first quarter reflecting the negative impacts of COVID-19 primarily on China and North America sales in the quarter, where customer closures limited access for normal service.

We continue to partner with our customers during this crisis to provide essential pest elimination services necessary to maintain a clean, safe, and healthy environment, as well as advise them on their need to continue with these services to assure asset protection and preparation for their business resumption.  We expect Pest Elimination sales to continue to be unfavorably impacted by COVID-19, especially in the restaurant and hospitality segments, and expect 2020 Pest Elimination sales to decline significantly in the second quarter and be moderately lower for the full year versus prior year periods.  Longer term, we believe the increased focus on health and safety, coupled with our ongoing innovation and digital offerings, create an even stronger business case for us with current and future customers.

CONSOLIDATED MARGIN PERFORMANCE

($ millions, unaudited)	2020	% sales	2019	% sales	% change
Gross Profit	$ 1,464.6	40.9%	$ 1,415.8	40.4%	3%
Gross Profit (adj.)	$ 1,473.7	41.1%	$ 1,419.4	40.5%	4%

First quarter gross margins adjusted for special charges increased 60 basis points versus last year’s adjusted margin, reflecting increased pricing and lower delivered product costs that were partially offset by other cost increases.

($ millions, unaudited)	2020	% sales	2019	% sales	% change
SG&A	$ 1,015.0	28.3%	$ 1,008.3	28.8%	1%

The first quarter SG&A ratio to sales decreased 50 basis points as cost savings actions and volume growth more than offset investments in the business.

($ millions, unaudited)	2020	% sales	2019	% sales	% change
Operating Income	$ 397.2	11.1%	$ 367.2	10.5%	8%
Fixed Currency Operating
Income (adj.)	$ 461.6	12.8%	$ 410.6	11.7%	12%
Fixed Currency Operating
Income (acq./div. adj.)	$ 461.8	12.9%	$ 410.6	11.7%	12%

Adjusted for special charges, fixed currency operating income margins were 12.8%, increasing 110 basis points from last year’s comparable margin.  Acquisition adjusted fixed currency operating income also increased 12% and margins expanded 120 basis points as pricing, improved volume growth and cost saving initiatives more than offset investments in the business and other selling related expenses during the quarter.

SEGMENT MARGIN PERFORMANCE

($ millions - fixed currency, unaudited)	2020	% sales	2019	% sales	% change
Global Industrial Op. Inc.	$226.9	15.7%	$181.2	13.0%	25%
Acq./Div. Adj. Op. Inc.	$226.9	15.7%	$181.2	13.0%	25%

Acquisition adjusted fixed currency operating income for the Global Industrial segment increased 25%.  Acquisition adjusted fixed currency margins increased 270 basis points driven by continued pricing, lower delivered product costs and improved volume gains.

($ millions - fixed currency, unaudited)	2020	% sales	2019	% sales	% change
Global Institutional Op. Inc.	$183.5	17.1%	$176.2	17.3%	4%
Acq./Div. Adj. Op. Inc.	$182.9	17.3%	$176.2	17.3%	4%

Acquisition adjusted fixed currency operating income for the Global Institutional segment increased 4%.  Acquisition adjusted fixed currency margins were flat as pricing, volume gains and cost savings actions offset other selling expenses.

($ millions - fixed currency, unaudited)	2020	% sales	2019	% sales	% change
Global Healthcare and Life Sciences Op. Inc.	$25.6	10.4%	$27.3	12.0%	-6%
Acq./Div. Adj. Op. Inc.	$26.4	11.2%	$27.3	12.0%	-3%

Acquisition adjusted fixed currency Global Healthcare and Life Sciences segment operating income decreased 3%.  Acquisition adjusted fixed currency margins declined 80 basis points as volume gains were more than offset by investments in the business and lower efficiency due to the fourth quarter Healthcare product recall remediation.

($ millions - fixed currency, unaudited)	2020	% sales	2019	% sales	% change
Upstream Energy Op. Inc.	$39.0	6.9%	$36.5	6.3%	7%
Acq./Div. Adj. Op. Inc.	$39.0	6.9%	$36.5	6.3%	7%

Acquisition adjusted fixed currency Upstream Energy segment operating income increased 7%.  Acquisition adjusted fixed currency margins improved 60 basis points as cost savings actions and improved delivered product costs more than offset the impact of lower volume.

($ millions - fixed currency, unaudited)	2020	% sales	2019	% sales	% change
Other Op. Inc.	$25.3	9.1%	$28.9	10.5%	-12%
Acq./Div. Adj. Op. Inc.	$25.3	9.1%	$28.9	10.5%	-12%

Acquisition adjusted fixed currency operating income for the Other segment declined 12%. Acquisition adjusted fixed currency margins declined 140 basis points as pricing was more than offset by reduced productivity on the lower sales growth.

($ millions - unaudited)	2020	2019
Corporate
Corp. Expense	($38.7)	($39.5)
Special Gains/(Charges)	(61.5)	(43.9)
Total Corporate Expense	($100.2)	($83.4)

Corporate expense includes amortization expense of $39 million in the first quarter of 2020 and $40 million in the first quarter of 2019 related to the Nalco merger intangible assets. Corporate expense also includes net special charges of $62 million ($50 million after tax) in 2020. These charges are primarily related to the planned separation of the ChampionX business and the previously announced efficiency initiative.

Special gains and charges for the first quarter of 2019 were a net charge of $44 million ($32 million after tax) primarily related to the previously announced efficiency initiative.

Reported other income, which primarily consists of the return on pension assets and other non-service costs of our pension obligations, decreased 28%, reflecting the amortization of prior year losses driven by the impact of lower discount rates on liabilities.

TAX RATE, SHARES AND CONSOLIDATED INCOME
The reported income tax rate for the first quarter of 2020 was 20.3% compared with the reported rate of 11.4% in the first quarter of 2019.  Excluding special gains and charges and discrete tax items, the adjusted tax rate was 20.6% in the first quarter of 2020 compared with 20.6% for the same period last year.

 Ecolab reacquired approximately 0.5 million shares of its common stock during the first quarter of 2020.

The net of this performance is that Ecolab reported first quarter diluted earnings per share of $0.97 compared with $1.01 reported a year ago.  When adjusted for special gains and charges and discrete tax items in both years, first quarter adjusted diluted earnings per share were $1.13 compared with $1.03 last year.  Currency translation had a $0.01 unfavorable impact on first quarter 2020 earnings per share.

SUMMARY BALANCE SHEET AND SELECTED BALANCE SHEET MEASURES

(unaudited)	March 31
($ millions)	2020	2019
Cash and cash eq.	$ 1,661.9	$ 186.4
Accounts receivable, net	2,855.9	2,796.5
Inventories	1,529.7	1,505.6
Other current assets	389.6	339.9
PP&E, net	3,920.7	3,954.9
Goodwill and intangibles	10,823.4	10,924.2
Other assets	1,158.4	1,161.6
Total assets	$ 22,339.6	$ 20,869.1

Short-term debt	$ 1,038.3	$ 380.6
Accounts payable	1,279.5	1,284.3
Other current liabilities	1,939.6	1,965.7
Long-term debt	6,744.0	5,973.5
Pension/Postretirement	1,072.0	1,088.0
Other liabilities	1,405.6	1,451.2
Total equity	8,860.6	8,725.8
Total liab. and equity	$ 22,339.6	$ 20,869.1

	March 31
(unaudited)	2020	2019
Total Debt/Total Capital	46.8%	42.1%
Net Debt/Total Capital	40.9%	41.4%
Net Debt/EBITDA	2.0	2.1
Net Debt/Adjusted EBITDA	1.8	2.0

The inputs to EBITDA reflect the trailing twelve months of activity for the period presented.

Net debt to total capital was 41% at March 31, 2020, with the net debt to adjusted EBITDA ratio of 1.8 times.

SELECTED CASH FLOW ITEMS

	Three Months Ended
(unaudited)	March 31
($ millions)	2020	2019
Cash from op. activities	$ 371.8	$ 378.1
Depreciation	169.3	159.0
Amortization	80.3	79.8
Capital expenditures	160.7	187.0

CHAMPIONX SEPARATION

On December 19, 2019, Ecolab announced a definitive agreement in which Ecolab will separate the ChampionX business and simultaneously combine it with Apergy Corporation in a tax-free Reverse Morris Trust transaction.

We continue to believe this transaction is an excellent development for both Apergy and ChampionX, bringing together two established industry leaders, creating a strong and focused entity with an experienced management team, increased opportunities, considerable scale and a broader range of solutions that better serve customer needs.  Further, we believe the combination creates a stronger business that not only perseveres through this current downturn but is also a successful, long term market leader, with more solid cash generation, low capital intensity and large base of consumable revenues, and represents an attractive equity in the energy market.

The transaction is subject to customary closing conditions, including the effectiveness of Apergy and Ecolab SEC filings, Apergy shareholder approval, consummation of the ChampionX separation from Ecolab, and regulatory approvals.  The transaction is expected to be completed by the end of the second quarter of 2020.  Upon completion of the separation, ChampionX will be accounted for as a discontinued operation for Ecolab’s full year 2020.

SUMMARY

In summary, we are staying focused on our priorities – protecting our people, supporting our customers and ensuring we make smart decisions over the near term, planning our actions for the recovery and driving business growth, as well as continuing to invest in and build our long term competitive advantage. We continue to believe looking beyond the near-term uncertainty and focusing on our sustainable long-term business drivers will yield Ecolab investors superior long-term benefits.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING INFORMATION

This communication contains certain statements relating to future events and our intentions, beliefs, expectations and predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “we believe,” “we expect,” “estimate,” “project,” “may,” “will,” “intend,” “plan,” “believe,” “target,” “forecast” (including the negative or variations thereof) or similar terminology used in connection with any discussion of future plans, actions or events generally identify forward-looking statements. These forward-looking statements include, but are not limited to, the anticipated separation of our ChampionX business into a new stand-alone company and merger with Apergy Corporation, prospects for the combined business and the expected timing for completing the transaction, and statements regarding our financial and business performance and prospects, including the impact of the coronavirus outbreak on our sales, operating results and cash flows, investments in technologies, new business gains and long-term performance. These statements are based on the current expectations of management of the company. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication. In particular, the proposed ChampionX transaction may not be consummated within the anticipated period or at all and the ultimate results of any restructuring or efficiency initiative, integration and business improvement actions, including cost synergies, depend on a number of factors, including the development of final plans, the impact of local regulatory requirements regarding employee terminations, the time necessary to develop and implement the restructuring or efficiency initiative and other business improvement initiatives and the level of success achieved through such actions in improving competitiveness, efficiency and effectiveness. If we experience delays or fail to successfully execute on our plans, our goals for such initiatives may not be achieved.  With respect to the coronavirus, numerous factors will determine the extent of the impact on our business, including the extent to which the pandemic continues to spread; actions by various governments to address the pandemic, such as stay-at-home orders and restrictions on gatherings and travel; scientific advances to combat COVID-19; the time it takes for our key end markets to recover; the financial health of our customers and channel partners; potential supply chain disruptions; and the health and welfare of our employees.

Additional risks and uncertainties that may affect operating results and business performance are set forth under Item 1A of our most recent Form 10-K, and our other public filings with the Securities and Exchange Commission (the "SEC") and include the effects and duration of the coronavirus (COVID-19) pandemic, the vitality of the markets we serve, including the impact of oil price fluctuations on the markets served by our Upstream Energy business; the impact of economic factors such as the worldwide economy, capital flows, interest rates, foreign currency risk, and reduced sales and earnings in our international operations resulting from the weakening of local currencies versus the U.S. dollar; our ability to execute key business initiatives, including restructurings and our Enterprise Resource Planning system upgrades; potential information technology infrastructure failures or breaches in data security; our ability to achieve the intended benefits of our plan to separate our Upstream Energy business and combine it with Apergy Corporation; our ability to attract, retain and develop high caliber management talent to lead our business; our ability to successfully compete with respect to value, innovation and customer support; exposure to global economic, political and legal risks related to our international operations; difficulty in procuring raw materials or fluctuations in raw material costs; pressure on operations from consolidation of customers and vendors; the costs and effects of complying with laws and regulations, including those relating to the environment, to the manufacture, storage, distribution, sale and use of our products and to labor and employment, as well as to the conduct of our business generally; the occurrence of litigation or claims, including the pending lawsuits against certain of our subsidiaries related to the Deepwater Horizon oil spill or class action lawsuits; restraints on pricing flexibility due to contractual obligations; our ability to acquire complementary businesses and to effectively integrate such businesses; changes in tax laws and unanticipated tax liabilities; potential loss of deferred tax assets; our indebtedness, and any failure to comply with covenants that apply to our indebtedness; public health outbreaks, epidemics or pandemics, such as the current outbreak of COVID-19; potential losses arising from the impairment of goodwill or other assets; potential chemical spill or release; the loss or insolvency of a major customer or distributor; repeated or prolonged government and/or business shutdowns or similar events; acts of war or terrorism; natural or man-made disasters; water shortages; severe weather conditions; and other uncertainties or risks reported from time to time in our reports to the SEC. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this communication may not occur. We caution that undue reliance should not be placed on forward-looking statements, which speak only as of the date made. Ecolab does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in expectations, except as required by law.

IMPORTANT INFORMATION ABOUT THE TRANSACTION AND WHERE TO FIND IT

In connection with the proposed transaction, ChampionX filed a registration statement on Form S-4/S-1 containing a prospectus and Apergy filed a registration statement on Form S-4 containing a prospectus (together, the “registration statements”) and a preliminary proxy statement on Schedule 14A with the SEC. Each of ChampionX and Apergy have filed amendments, and expect to file additional amendments, to these filings before they become effective. Ecolab expects to file with the SEC a Schedule TO in connection with the proposed transaction. Investors and security holders are urged to read the registration statements, Apergy’s proxy statement, Ecolab's Schedule TO and any amendments to these filings as well as any other relevant documents to be filed with the SEC when they become available because they will contain important information about Apergy, ChampionX, Ecolab and the proposed transaction. The registration statements, Apergy’s proxy statement, Ecolab's Schedule TO and other documents relating to the proposed transaction (when they become available) can also be obtained free of charge from the SEC’s website at www.sec.gov. The registration statements, Apergy’s proxy statement, Ecolab's Schedule TO and other documents (when they are available) can also be obtained free of charge from Ecolab upon written request to Ecolab Inc., Attn: Investor Relations, 1 Ecolab Place, St. Paul, MN 55102, or by e-mailing investor.info@ecolab.com, or upon written request to Apergy, Investor Relations, 2445 Technology Forest Boulevard, The Woodlands, Texas 77381, or by e-mailing david.skipper@apergy.com.

PARTICIPANTS IN THE SOLICITATION

This communication is not a solicitation of a proxy from any security holder of Apergy. However, Apergy, Ecolab and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from shareholders of Apergy in connection with the proposed transaction under the rules of the SEC. Information about the directors and executive officers of Ecolab may be found in its Annual Report on Form 10-K filed with the SEC on February 28, 2020, and its definitive proxy statement relating to its 2020 Annual Meeting of Shareholders filed with the SEC on March 20, 2020. Information about the directors and executive officers of Apergy may be found in its Annual Report on Form 10-K filed with the SEC on March 2, 2020, its definitive proxy statement relating to its 2020 Annual Meeting of Stockholders filed with the SEC on April 2, 2020 and its preliminary proxy statement relating to the proposed transaction filed with the SEC on April 17, 2020.

NO OFFER OR SOLICITATION

This communication is not intended to and shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote of approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

NON-GAAP FINANCIAL INFORMATION

This discussion and certain of the accompanying tables include financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”). These non-GAAP financial measures include:

•fixed currency sales

•acquisition adjusted fixed currency sales

•adjusted cost of sales

•adjusted gross margin

•fixed currency operating income

•fixed currency operating income margin

•adjusted operating income

•adjusted fixed currency operating income

•adjusted fixed currency operating income margin

•acquisition adjusted fixed currency operating income

•acquisition adjusted fixed currency operating income margin

•EBITDA

•adjusted EBITDA

•adjusted other income expense

•adjusted interest expense

•adjusted tax rate

•adjusted net income attributable to Ecolab

•adjusted diluted earnings per share

We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

Our non-GAAP financial measures for cost of sales, gross margin, operating income and interest expense exclude the impact of special (gains) and charges, and our non-GAAP measures for tax rate, net income attributable to Ecolab and diluted earnings per share further exclude the impact of discrete tax items. We include items within special (gains) and charges and discrete tax items that we believe can significantly affect the period-over-period assessment of operating results and not necessarily reflect costs and/or income associated with historical trends and future results. After tax special (gains) and charges are derived by applying the applicable local jurisdictional tax rate to the corresponding pre-tax special (gains) and charges.

EBITDA is defined as the sum of net income including non-controlling interest, provision for income taxes, net interest expense, depreciation and amortization. Adjusted EBITDA is defined as the sum of EBITDA and special (gains) and charges impacting EBITDA. EBITDA and adjusted EBITDA are used as inputs to our net debt to EBITDA and net debt to adjusted EBITDA ratios. We view these ratios as important indicators of the operational and financial health of our organization.

We evaluate the performance of our international operations based on fixed currency rates of foreign exchange, which eliminate the translation impact of exchange rate fluctuations on our international results. Fixed currency amounts included in this supplemental discussion are based on translation into U.S. dollars at the fixed foreign currency exchange rates established by management at the beginning of 2020. We also provide our segment results based on public currency rates for information purposes.

Acquisition adjusted growth rates exclude the results of any acquired business from the first twelve months post acquisition and exclude the results of divested businesses from the previous twelve months prior to divestiture. Acquisition adjusted growth rates also exclude sales to our Venezuelan deconsolidated subsidiaries from both the current period and comparable period of the prior year.

These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend that investors view these measures in conjunction with the GAAP measures included in this supplemental discussion. Reconciliations of our non-GAAP measures are included in the following "Supplemental Non-GAAP Reconciliations" and “Supplemental Diluted Earnings per Share Information” tables included in the first quarter 2020 supplemental discussion.

We do not provide reconciliations for non-GAAP estimates on a forward-looking basis (including those contained in this discussion) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of various items that have not yet occurred, are out of our control and/or cannot be reasonably predicted, and that would impact reported earnings per share and the reported tax rate, the most directly comparable forward-looking GAAP financial measures to adjusted earnings per share and the adjusted tax rate. For the same reasons, we are unable to address the probable significance of the unavailable information.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

	First Quarter Ended
(unaudited)	March 31
(millions, except percent)	2020	2019

Net sales
Reported GAAP net sales	$ 3,581.4	$ 3,505.4
Effect of foreign currency translation	21.6	(4.4)
Non-GAAP fixed currency sales	3,603.0	3,501.0
Effect of acquisitions and divestitures	(24.0)	0.0
Non-GAAP acquisition adjusted fixed currency sales	3,579.0	3,501.0
Less: Upstream acquisition adjusted fixed currency sales	562.7	581.7
Non-GAAP acquisition adjusted fixed currency sales, excluding Upstream	$ 3,016.3	$ 2,919.3

Cost of Sales
Reported GAAP cost of sales	$ 2,116.8	$ 2,089.6
Special (gains) and charges	9.1	3.6
Non-GAAP adjusted cost of sales	$ 2,107.7	$ 2,086.0

Gross Margin
Reported GAAP gross margin	40.9%	40.4%
Non-GAAP adjusted gross margin	41.1%	40.5%

Operating income
Reported GAAP operating income	$ 397.2	$ 367.2
Effect of foreign currency translation	2.9	(0.5)
Non-GAAP fixed currency operating income	400.1	366.7
Special (gains) and charges	61.5	43.9
Non-GAAP adjusted fixed currency operating income	461.6	410.6
Effect of acquisitions and divestitures	0.2	0.0
Non-GAAP acquisition adjusted fixed currency operating income	$ 461.8	$ 410.6

Operating Income Margin
Reported GAAP operating income margin	11.1%	10.5%
Non-GAAP adjusted fixed currency operating income margin	12.8%	11.7%
Non-GAAP acquisition adjusted fixed currency operating income margin	12.9%	11.7%

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)	First Quarter Ended
(millions, except percent and per share)	March 31
	2020	2019
Interest expense, net
Reported GAAP interest expense, net	$ 48.1	$ 49.4
Special (gains) and charges, after tax	-	0.2
Non-GAAP adjusted interest expense, net	$ 48.1	$ 49.2
Net Income Attributable to Ecolab
Reported GAAP net income attributable to Ecolab	$ 283.4	$ 296.5
Special (gains) and charges, after tax	50.2	31.5
Discrete tax net expense (benefit)	(2.3)	(27.7)
Non-GAAP adjusted net income attributable to Ecolab	$ 331.3	$ 300.3
Diluted Earnings per Share Attributable to Ecolab ("EPS")
Reported GAAP diluted EPS	$ 0.97	$ 1.01
Special (gains) and charges, after tax	0.17	0.11
Discrete tax net expense (benefit)	(0.01)	(0.09)
Non-GAAP adjusted diluted EPS	$ 1.13	$ 1.03
Provision for Income Taxes
Reported GAAP tax rate	20.3%	11.4%
Special gains and charges	(0.2)	2.0
Discrete tax items	0.5	7.2
Non-GAAP adjusted tax rate	20.6%	20.6%
EBITDA (trailing twelve months ended)
Net income including non-controlling interest	$ 1,566.0	$ 1,492.5
Provision for income taxes	358.2	333.8
Interest expense, net	189.9	215.3
Depreciation	664.4	629.4
Amortization	319.7	316.6
EBITDA	$ 3,098.2	$ 2,987.6
Special (gains) and charges impacting EBITDA	215.7	153.9
Adjusted EBITDA	$ 3,313.9	$ 3,141.5

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

	First Quarter Ended March 31
(unaudited)	2020			2019
(millions)	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted
Net Sales
Global Industrial	$ 1,444.0	-	$ 1,444.0	$ 1,397.4	-	$ 1,397.4
Global Institutional	1,072.3	(14.1)	1,058.2	1,020.2	-	1,020.2
Global Healthcare and Life Sciences	246.2	(9.5)	236.7	227.0	-	227.0
Upstream Energy	562.7	-	562.7	581.7	-	581.7
Other	277.8	(0.4)	277.4	274.7	-	274.7
Subtotal at fixed currency rates	3,603.0	(24.0)	3,579.0	3,501.0	-	3,501.0
Currency impact	(21.6)			4.4
Consolidated reported GAAP net sales	$ 3,581.4			$ 3,505.4

Operating Income
Global Industrial	$ 226.9	-	$ 226.9	$ 181.2	-	$ 181.2
Global Institutional	183.5	(0.6)	182.9	176.2	-	176.2
Global Healthcare and Life Sciences	25.6	0.8	26.4	27.3	-	27.3
Upstream Energy	39.0	-	39.0	36.5	-	36.5
Other	25.3	-	25.3	28.9	-	28.9
Corporate	(38.7)	-	(38.7)	(39.5)	-	(39.5)
Adjusted at fixed currency rates	461.6	0.2	461.8	410.6	-	410.6
Special (gains) and charges	61.5			43.9
Reported OI at fixed currency rates	400.1			366.7
Currency impact	(2.9)			0.5
Consolidated reported GAAP operating income	$ 397.2			$ 367.2

SUPPLEMENTAL DILUTED EARNINGS PER SHARE INFORMATION

(unaudited)

The table below provides a reconciliation of diluted earnings per share, as reported, to the non-GAAP measure of adjusted diluted earnings per share.

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2019	2019	2019	2019	2019	2019	2019
Diluted earnings per share, as reported (U.S. GAAP)	$ 1.01	$ 1.26	$ 2.28	$ 1.59	$ 3.86	$ 1.47	$ 5.33
Adjustments:
Special (gains) and charges (1)	0.11	0.16	0.26	0.18	0.45	0.24	0.69
Discrete tax expense (benefits) (2)	(0.09)	-	(0.09)	(0.06)	(0.15)	(0.05)	(0.20)
Adjusted diluted earnings per share (Non-GAAP)	$ 1.03	$ 1.42	$ 2.45	$ 1.71	$ 4.16	$ 1.66	$ 5.82

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2020	2020	2020	2020	2020	2020	2020
Diluted earnings per share, as reported (U.S. GAAP)	$ 0.97
Adjustments:
Special (gains) and charges (3)	0.17
Discrete tax expense (benefits) (4)	(0.01)
Adjusted diluted earnings per share (Non-GAAP)	$ 1.13

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

(1) Special (gains) and charges for 2019 includes restructuring costs of $30.4 million, $29.1 million, $21.7 million and $25.4 million, net of tax, in the first, second, third and fourth quarters, respectively relating primarily to the efficiency initiative. Special (gains) and charges also include charges relating to the ChampionX separation of $3.3 million, $12.4 million, $24.0 million and $31.8 million, net of tax, in the first, second, third and fourth quarters, acquisition and integration costs of $2.1 million $1.3 million, $5.3 million and $1.2 million, net of tax, in the first, second, third and fourth quarters, and net (gains) and charges for litigation and other charges of ($4.3) million, $3.1 million, $2.7 million and $6.0 million, net of tax, in the first, second, third and fourth quarters, respectively. Special (gains) and charges in the fourth quarter included Healthcare product recall costs of $7.1 million, net of tax.

(2) Discrete tax expense (benefits) for 2019 includes ($18.7) million, ($13.1) million, ($8.2) million and ($3.1) million of tax benefits associated with stock compensation excess tax benefits in the first, second, third and fourth quarters, respectively. Discrete tax expense (benefits) also includes adjustments to the estimate for the U.S. tax reform one-time repatriation tax of ($5.1) million, $6.3 million, ($4.3) million and $0.0 million in the first, second, third and fourth quarters and other discrete tax expense (benefits) of ($3.9) million, $7.8 million, ($4.0) million and ($12.1) million in the first, second, third and fourth quarters, respectively.

(3) Special (gains) and charges for 2020 includes charges relating to the ChampionX separation of $31.8 million, net of tax, in the first quarter, restructuring costs of $6.1 million, net of tax, in the first quarter relating primarily to the efficiency initiative, acquisition and integration costs of $3.9 million, net of tax, in the first quarter, Healthcare product recall costs of $3.8 million, net of tax, in the first quarter, and net (gains) and charges for litigation and other charges of $4.6 million, net of tax, in the first quarter.

(4) Discrete tax expense (benefits) for 2020 includes ($23.4) million of tax benefits associated with stock compensation excess tax benefits in the first quarter. Discrete tax expense (benefits) also includes frictional tax costs relating to the ChampionX separation of $18.8 million in the first quarter and other discrete tax expense of $2.3 million in the first quarter.

2